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                                                                    EXHIBIT 10.4

                              TAX SHARING AGREEMENT

          THIS TAX SHARING AGREEMENT (this "Agreement"), is made and entered into as of June 24, 2002, by and between ALLERGAN, INC., a Delaware corporation ("Allergan"), and ADVANCED MEDICAL OPTICS, INC., a Delaware corporation and wholly owned subsidiary of Allergan ("AMO").

          WHEREAS, Allergan, AMO and Allergan's other subsidiaries have joined in filing consolidated federal Income Tax Returns and certain consolidated, combined, unitary or similar state, foreign and local Tax Returns;

          WHEREAS, pursuant to a Contribution and Distribution Agreement dated as of June 24, 2002, by and among Allergan and AMO (the "Distribution Agreement"), Allergan will distribute to the holders of its common stock all of the shares of common stock of AMO (the "Distribution");

          WHEREAS, pursuant to the Distribution Agreement, AMO will leave the Allergan Group (as defined herein); and

          WHEREAS, the parties hereto wish to provide for (i) the allocation of, and indemnification against, certain liabilities for Taxes, (ii) the preparation and filing of Tax Returns and the payment of Taxes with respect thereto, and
(iii) certain related matters.

          NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

          When used herein the following terms shall have the following meanings:

          Actual Additional Taxes Payable: as defined in Section 3.6(f) of this Agreement.

          Actual Taxes Payable: as defined in Section 3.4(a) of this Agreement.

          Acquisition: with respect to the stock of Allergan or AMO, as applicable, any acquisition of stock or issuance of stock, excluding (a) any acquisition of stock that qualifies under Treasury Regulation section 1.355-7T(d)(5) or any successor thereto, (b) any acquisition of stock that is in connection with the performance of services as an employee or director and that qualifies under Treasury Regulation section 1.355-7T(d)(6) or any successor thereto, including, without limitation, any acquisition of stock pursuant to an AMO Equity Plan, and (c) any acquisition of stock by a retirement plan of an employer that qualifies under Treasury Regulation section 1.355-7T(d)(7) or any successor thereto.

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          Acquisition Approval Process: as defined in Section 5.2(b) of this
Agreement.

          Additional Pre-Closing Straddle Period Portion: as defined in Section 3.6(f) of this Agreement.

          Adverse Consequence(s): all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorney's fees and expenses.

          Affiliate: with respect to any corporation (the "given corporation"), each entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the given corporation. For purposes of this definition, "control" means the possession, directly or indirectly, of 50% or more of the voting power or value of outstanding equity interests.

          Affiliated Group: an affiliated group of corporations within the meaning of Code Section 1504(a) (and without regard to the exclusions contained in Code Section 1504(b)) for the Taxable Period or, for purposes of any state, foreign or local Tax matters that are filed on a consolidated, combined, unitary or similar basis, any consolidated, combined, unitary or similar group of corporations within the meaning of the corresponding provisions of tax law for the jurisdiction in question.

          After-Tax Basis: any indemnity payment made hereunder shall give effect to, and be adjusted by the value of, any and all Income Tax Benefit(s) for federal, state, foreign or other Income Tax purposes attributable to the payment of the indemnified liability, which value shall be determined on an assumed basis by (a) multiplying the amount of any applicable deductions, losses, offsets or other Income Tax items (such amount determined as if such deductions, losses, offsets or other Income Tax items will generate an immediate deduction for the full amount ultimately available) by (i) 39%, (ii) if no state Income Tax Benefit shall result therefrom (determined on a hypothetical basis by using the highest marginal corporate Income Tax rate), 35% (such percentages to increase or decrease on a percentage-for-percentage basis with any subsequent increases or decreases in the current 35% maximum marginal federal Income Tax rate for corporations, and 100% minus the maximum marginal federal Income Tax rate for corporations (e.g., 65%) of any increases or decreases in the maximum marginal state or local Income Tax rate for corporations), or (iii) if such indemnity payment is made on account of the payment of a foreign Income Tax to which an Income Tax Benefit in a foreign jurisdiction is attributable, the applicable statutory rate of Income Tax in the foreign jurisdiction in which the Income Tax Benefit results, and (b) valuing any credits or other direct reductions of Income Tax on a dollar-for-dollar basis. For example, if a payment of $100 (other than a payment of foreign Income Tax) that is deductible by the indemnitee is indemnified hereunder, the indemnification payment with respect thereto (applying the characterization set forth in Section 7.2) shall be reduced by $39 to $61.

          Allergan: as defined in the preamble to this Agreement.

          Allergan Business: as defined in the Distribution Agreement.

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          Allergan Group: Allergan and each corporation that is a member of an
Affiliated Group with respect to which Allergan is the common parent.

          AMO: as defined in the preamble to this Agreement.

          AMO Business: as defined in the Distribution Agreement; provided, however, that for Taxable Periods or portions thereof after the Closing Date, the "AMO Business" shall include any business or operations conducted by any of the AMO Members.

          AMO Equity Plan: each of the following stock option or employee stock purchase plans adopted by AMO for the benefit of its employees and directors: the AMO Incentive Compensation Plan, the AMO Employee Stock Purchase Plan, and the AMO International Employee Stock Purchase Plan (each in the form and under the plan name adopted by AMO as of the Distribution Date); provided, however, that any acquisition of AMO stock shall not be treated as acquired pursuant to an AMO Equity Plan for purposes of this Agreement if the acquiror or a coordinating group of which the acquiror is a member is a controlling shareholder or a 10-percent shareholder of AMO within the meaning of Treasury Regulation section 1.355-7T(d)(6) or any successor thereto.

          AMO Group: AMO and each corporation that was a Pre-Distribution Member and which, on the day after the Closing Date, will be a member of an Affiliated Group with respect to which AMO is the common parent. For purposes of this Agreement, the AMO Group shall exist as of the day after the Closing Date.

          AMO Group Allocable Portion: With respect to a Tax Return filed after the Closing Date for either a Pre-Closing Taxable Period or Straddle Period, the amount of Taxes for such period attributable to the AMO Business (net of any previously paid estimated Taxes for such period that are attributable to the AMO Business). The determination of the amount of Taxes attributable to the AMO Business for a given Tax Return shall be calculated on a "with and without basis," by calculating the amount of the excess (if any) of (i) the amount of Taxes shown as due and payable on such Tax Return as filed, over (ii) the amount of Taxes that would be shown as due and payable on such Tax Return if such Tax Return was recalculated excluding the AMO Business. For purposes of this determination, any Transaction Taxes incurred shall be deemed not to have been incurred as part of the conduct of the AMO Business, regardless of which entity incurs such Transaction Taxes.

          AMO Member: a corporation that is a member of the AMO Group.

          Audit: any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding or appeal of such a proceeding relating to Taxes, whether judicial or administrative.

          Carrybacks: as defined in Section 4.3 of this Agreement.

          Carryforwards: as defined in Section 4.4 of this Agreement.

          Closing Date: the date on which the Distribution is effected by Allergan.

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          Code: the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the Taxable Year in question.

          Dispute Resolution Procedure: a procedure whereby (i) Allergan shall select a representative of a nationally recognized accounting firm or nationally recognized law firm; (ii) AMO shall select a representative of a second nationally recognized accounting firm or nationally recognized law firm; (iii) the two representatives so selected shall together select a representative of a third nationally recognized accounting firm or nationally recognized law firm; and (iv) the three representatives together (or, if they are unable to agree, a majority of them) shall, within a reasonable period of time, decide the issue(s) submitted to them. The fees of the three representatives and all other costs of the dispute resolution shall be borne by the losing party in the dispute. Any decision rendered pursuant to a Dispute Resolution Procedure shall be final and binding on all Post-Distribution Members and AMO Members.

          Distribution: as defined in the preamble to this Agreement.

          Distribution Agreement: as defined in the preamble to this Agreement.

          Employment Tax(es): any federal, state, foreign or local payroll, employment, occupation, social security, unemployment, disability, or other Tax in respect of compensation of employees.

          Estimated Additional Pre-Closing Straddle Period Portion: as defined in Section 3.6(e) of this Agreement.

          Estimated AMO Group Allocable Portion: as defined in Section 3.4(a) of this Agreement.

          Final Determination: (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable;
(ii) a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or comparable agreements under the laws of other jurisdictions;
(iii) any other final settlement with the IRS or other Taxing Authority (including the execution of IRS Form 870AD, or a comparable form under the laws of other jurisdictions, but excluding any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency);
(iv) the expiration of an applicable statute of limitations; or (v) the allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

          Group: the Allergan Group, Pre-Distribution Allergan Group, Post-Distribution Allergan Group or AMO Group, as the context requires.

          Implementation Agreements: as defined in the Distribution Agreement.

          Income Tax(es): with respect to any corporation or Affiliated Group, any and all Taxes based upon or measured by net income (regardless of whether denominated as an "income tax," a "franchise tax" or otherwise).

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          Income Tax Benefit: any Tax Benefit relating to Income Tax.

          Income Tax Return: a Tax Return relating to the payment of any Income Tax or to the receipt of any refund of any Income Tax.

          Indemnification Threshold: as defined in Section 6.4 of this Agreement.

          IRS: the Internal Revenue Service or any successor thereto, including but not limited to its Representatives.

          IRS Ruling: The letter ruling issued by the IRS in response to the Ruling Request.

          Newly Formed AMO Member: an AMO Member other than a Pre-Existing AMO Member.

          Overdue Rate: a variable rate of interest per annum equal to the Federal short-term rate as established from time to time pursuant to Code
Section 1274(d).

          Post-Closing Straddle Period: with respect to any Straddle Period, the portion beginning after the Closing Date and ending on the last day of such Taxable Year.

          Post-Closing Taxable Period: a Taxable Year that begins after the Closing Date.

          Post-Distribution Allergan Group: Allergan and each corporation that was a Pre-Distribution Member and which, on the day after the Closing Date, will be a member of an Affiliated Group with respect to which Allergan is the common parent. For purposes of this Agreement, the Post-Distribution Allergan Group shall exist as of the day after the Closing Date.

          Post-Distribution Member: a corporation that was a Pre-Distribution Member and is a member of the Post-Distribution Allergan Group as of the day after the Closing Date.

          Pre-Closing Straddle Period: with respect to any Straddle Period, the portion beginning on the first day of such Taxable Year and ending at the close of business on the Closing Date.

          Pre-Closing Taxable Period: a Taxable Year that ends on or before the Closing Date.

          Pre-Distribution Allergan Group: Allergan and each corporation that is a member of an Affiliated Group with respect to which Allergan is the common parent during any Pre-Closing Taxable Period. For purposes of this Agreement, the Pre-Distribution Allergan Group shall terminate at the close of business on the Closing Date.

          Pre-Distribution Member: a corporation that was a member of the Pre-Distribution Allergan Group at any time on or prior to the Closing Date.

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          Pre-Existing AMO Member: each of Allergan K.K., Allergan (Hangzou)
Pharmaceutical Co. Ltd and Allergan Trading International Limited.

          Representative(s): with respect to any person or entity, any of such person's or entity's directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

          Ruling Request: The private letter ruling request filed by Allergan with the IRS, as supplemented and amended from time to time, with respect to certain federal Income Tax matters relating to the Distribution and other related matters.

          Section 355 Tax Treatment: as defined in Section 5.1 of this
Agreement.

          Section 355(e) Gain: as defined in Section 5.2 of this Agreement.

          Special Year-End Item: any item of taxable income that, as a matter of law, is taken into account at the end of a Taxable Year but relates to operations throughout the year, including, without limitation, income taken into account under Sections 951-964 of the Code, and profits splits in accordance with Section 936 of the Code.

          Stock Option: when immediately preceded by "Allergan," means an option to purchase Allergan common stock pursuant to an Allergan stock option plan. When immediately preceded by "AMO," "Stock Option" means an option to purchase AMO common stock pursuant to an AMO stock option plan.

          Straddle Period: any Taxable Year beginning before and ending after the Closing Date.

          Tax Benefit(s): (i) in the case of a Tax for which a consolidated federal, or a consolidated, combined, unitary or similar state, foreign or local Tax Return is filed, the amount by which the Tax liability of the Affiliated Group is reduced (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect on other Taxes of such reduction), plus any interest received with respect to any related Tax refund, and (ii) in the case of any other Tax, the amount by which the Tax liability of a corporation is reduced (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect on other Taxes of such reduction), plus any interest received with respect to any related Tax refund, determined in the case of both (i) and (ii) on a basis consistent with the computation of After-Tax Basis.

          Tax Practices: the most recently applied policies, procedures and practices employed by the Allergan Group in the preparation and filing of, and positions taken on, any Tax Returns of Allergan or any Pre-Distribution Member or Allergan Affiliate for any Pre-Closing Taxable Period.

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          Tax Return(s): with respect to any corporation or Affiliated Group, all returns, reports, estimates, statements, declarations, information returns, claims for refund and other filings relating to, or required to be filed by any taxpayer in connection with, Taxes, including any schedule or attachment thereto.

          Taxable Period: a Pre-Closing Taxable Period, a Post-Closing Taxable Period or a Straddle Period.

          Taxable Year: a taxable year (which may be shorter than a full calendar or fiscal year) or similar period with respect to which any Tax may be imposed.

          Tax(es): any federal, state, foreign or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

          Taxing Authority: the IRS or any other domestic or foreign governmental authority responsible for the administration of any Tax.

          Transaction Taxes: all Taxes occurring solely as a result of the Transactions, provided, however, that "Transaction Taxes" shall not include any Taxes resulting from the failure of the Distribution to qualify as tax-free under Section 355 of the Code.

          Transactions: the Contribution (as defined in the Distribution Agreement), the Distribution, and the series of transactions constituting the Restructuring Plan (as defined in the Distribution Agreement).

                                   ARTICLE II.
                              FILING OF TAX RETURNS

          Section 2.1 Preparation and Filing of Tax Returns.

               (a) By Allergan. Allergan shall prepare and timely file (or cause to be prepared and timely filed):

                    (i) all Tax Returns of the Allergan Group or any Pre-Distribution Member or group of Pre-Distribution Members for all Pre-Closing Taxable Periods that are filed on or after the date of this Agreement;

                    (ii) all Tax Returns of the Allergan Group or any Pre-Distribution Member or group of Pre-Distribution Members, other than Newly Formed AMO Members, for all Straddle Periods; and

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                    (iii) all Tax Returns of the Post-Distribution Allergan
          Group or any Post-Distribution Member or group of Post-Distribution Members for all Post-Closing Taxable Periods.

               (b) By AMO. AMO shall prepare and timely file (or cause to be prepared and timely filed):

                    (i) all Tax Returns of the Newly Formed AMO Members for all Straddle Periods; and

                    (ii) all Tax Returns of the AMO Group or any AMO Member or group of AMO Members for all Post-Closing Taxable Periods.

          Section 2.2 Provision of Filing Information. AMO (or Allergan, as the case may be) shall cooperate and assist Allergan (or AMO) in the preparation and filing of all Tax Returns subject to Section 2.1 and any tax planning related thereto, and shall submit to Allergan (or AMO) (i) all necessary filing information in a manner consistent with past Tax Practices and (ii) all other information reasonably requested by Allergan (or AMO) in connection with the preparation of such Tax Returns and any such tax planning promptly after such request, including permission to copy any applicable documents. In particular, with respect to any Tax Return described in Section 2(a)(ii) that relates to an AMO Member, AMO shall sign the Tax Return as prepared by Allergan and shall otherwise cooperate with Allergan so as to enable Allergan to file the Tax Return on behalf of AMO. It is expressly understood and agreed that Allergan's (or AMO's) ability to discharge its Tax Return preparation and filing responsibilities is contingent upon AMO (or Allergan) providing Allergan (or
AMO) with all cooperation, assistance and information reasonably necessary or requested for the filing of such Tax Returns and that AMO (or Allergan) shall indemnify Allergan (or AMO), if, and to the extent that, Taxes are increased as a result of material inaccuracies in such information or failures to provide such information and assistance on a timely basis.

          Section 2.3 Taxable Year and Allocation of Tax Items. AMO and Allergan agree that, to the extent permitted by applicable law:

               (a) the Taxable Year of the AMO Members included in the consolidated federal Income Tax Return of the Allergan Group for the Taxable Period that includes the Closing Date (and all corresponding consolidated, combined, unitary or similar state, foreign or local Income Tax Returns of the Allergan Group) shall end at the close of business on the Closing Date, and the AMO Group and each AMO Member shall begin a new Taxable Year for purposes of such federal, state, foreign or local Income Taxes on the day after the Closing Date;

               (b) the determination of the items of income to be included in Tax Returns of the Allergan Group for the Straddle Period and Tax Returns of AMO Members for the initial Post-Closing Taxable Period shall be determined by Allergan in the exercise of its discretion on a reasonable and equitable basis consistent with Treasury Regulation section 1.1502-76 or any similar provisions under state, local or foreign law;

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               (c) for purposes of this determination, any Taxes attributable to a Special Year-End Item shall be treated as occurring ratably throughout the applicable Taxable Year; and

               (d) all federal, state, foreign or local Tax Returns shall be filed consistently with the positions adopted by Allergan pursuant to this
Section 2.3.

          Section 2.4 Advance Review of Tax Returns.

               (a) At least fifteen (15) days prior to the filing of any Tax Return (including amendments thereto) of a Pre-Existing AMO Member for a Straddle Period (excluding any Tax Return which includes both a Pre-Existing AMO Member and an entity other than a Pre-Existing AMO Member), Allergan shall provide AMO with a draft of such Tax Return. AMO and its Representatives shall have the right to review all related work papers prior to the filing of any such Tax Return. Allergan shall consult with AMO regarding AMO's comments with respect to such Tax Returns and shall in good faith (i) consult with AMO in an effort to resolve any differences with respect to the preparation and accuracy of such Tax Returns, and (ii) consider AMO's recommendations for alternative positions with respect to items reflected on such Tax Returns; provided, however, that Allergan shall not be required to consider any such recommendation if the result thereof would adversely affect the Taxes of the Allergan Group or any Post-Distribution Member for any Taxable Period (including an increase in the amount payable by Allergan pursuant to Section 3.2), and Allergan may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from AMO for any increases in Taxes that may result from the adoption of the relevant alternative position.

               (b) In the case of each Tax Return (including amendments thereto) subject to the conformity requirements of Section 2.5 and filed by AMO pursuant to Section 2.1(b), AMO shall provide Allergan with a draft of any such Tax Return at least fifteen (15) days prior to the filing thereof. Allergan and its Representatives, shall have the right to review all related work papers prior to the filing of any such Tax Return. AMO shall consult with Allergan regarding Allergan's comments with respect to such Tax Returns and shall in good faith (i) consult with Allergan in an effort to resolve any differences with respect to the preparation and accuracy of such Tax Returns, their consistency with past Tax Practices, and their consistency with the IRS Ruling and the Ruling Request, and (ii) consider Allergan's recommendations for alternative positions with respect to items reflected on such Tax Returns; provided, however, that AMO shall not be required to consider any such recommendation if the result thereof would adversely affect the Taxes of the AMO Group or any AMO Member for any Taxable Period, and AMO may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from Allergan for any increases in Taxes that may result from the adoption of the relevant alternative position.

          Section 2.5 Consistent Positions on Tax Returns. AMO shall (a) prepare all Tax Returns for Pre-Existing AMO Members filed pursuant to this Agreement for all Taxable Years ended on or before December 31, 2004, in a manner consistent with past Tax Practices, and (b) prepare all Tax Returns filed pursuant to this Agreement in a manner consistent with the IRS Ruling and the Ruling Request, except in either (a) or (b) as otherwise required by changes in applicable

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law or material underlying facts, as the parties hereto shall otherwise consent in writing, which consent shall not be unreasonably withheld, or as required by a Final Determination.

                                  ARTICLE III.
                                PAYMENT OF TAXES

          Section 3.1 Pre-Closing Taxable Periods. Allergan shall pay and be liable for all Taxes shown due and payable on all Tax Returns as filed pursuant to Section 2.1(a)(i) hereof; provided, however, that AMO shall be liable for, and shall indemnify Allergan for, the AMO Group Allocable Portion of such Taxes shown to be due and payable on such Tax Returns as filed.

          Section 3.2 Straddle Periods.

               (a) Allergan shall pay and be liable for all Taxes shown due and payable on all Tax Returns as filed pursuant to Section 2.1(a)(ii) hereof (other than Tax Returns for Pre-Existing AMO Members); provided, however, that AMO shall be liable for, and shall indemnify Allergan for, the AMO Group Allocable Portion of such Taxes shown to be due and payable on such Tax Returns as filed.

               (b) AMO shall pay and be liable for all Taxes shown due and payable on all Tax Returns as filed pursuant to Section 2.1(b)(i) hereof; provided, however, that Allergan shall be liable for, and shall indemnify AMO for, any Transaction Taxes shown to be due and payable on such Tax Returns as filed.

               (c) AMO shall pay and be liable for all Taxes shown due and payable on all Tax Returns of Pre-Existing AMO Members as filed by Allergan pursuant to Section 2.1(a)(ii) hereof; provided, however, that Allergan shall be liable for, and shall indemnify AMO for, the amount of the excess, if any, of
(i) such Taxes shown to be due and payable on such Tax Returns as filed over
(ii) the AMO Group Allocable Portion of such Taxes.

          Section 3.3 Post-Closing Taxable Periods.

               (a) Allergan shall pay and be liable for all Taxes shown to be due and payable on all Tax Returns as filed pursuant to Section 2.1(a)(iii) hereof.

               (b) AMO shall pay and be liable for all Taxes shown to be due and payable on all Tax Returns as filed pursuant to Section 2.1(b)(ii) hereof.

          Section 3.4 Reimbursement Procedure for AMO Group Allocable Portion of Taxes Shown on Tax Returns of Pre-Existing AMO Members for Straddle Periods.

               (a) Prior to the payment of Taxes shown due and payable on any Tax Returns for a Pre-Existing AMO Member filed pursuant to Section 2.1(a)(ii) hereof, (i) Allergan shall provide AMO with (A) an estimate of the AMO Group Allocable Portion of the Taxes shown on such Pre-Existing AMO Member Tax Return (the "Estimated AMO Group Allocable Portion") and (B) the amount of the Taxes shown as due and payable on such Pre-Existing AMO Member Tax Returns (the "Actual Taxes Payable"), (ii) AMO shall provide Allergan with a check made out

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to the appropriate taxing authority in the amount of the Actual Taxes Payable at least ten (10) days prior to the filing of such Tax Return, and (iii) Allergan shall pay AMO, within ten (10) days of Allergan's receipt of the amount set forth in Section 3.4(a)(ii), an amount equal to the excess, if any, of (A) the Actual Taxes Payable over (B) the Estimated AMO Group Allocable Portion.

               (b) Within one hundred twenty (120) days after Allergan files each Tax Return for a Pre-Existing AMO Member filed pursuant to Section 2.1(a)(ii) hereof, Allergan shall notify AMO of the amount of Tax for which Allergan is liable pursuant to Section 3.2(c) hereof. Any notification contemplated by this Section 3.4(b) shall include the determination of the AMO Group Allocable Portion for such Tax Return, supporting work papers and an explanation of the basis for indemnification hereunder. Within sixty (60) days of receipt of such notice, (i) AMO shall either notify Allergan of any objections to the determination of the amount of Allergan's liability (whereupon the parties shall use their best efforts to resolve any such disagreement), or
(ii) AMO (or Allergan, as the case may be) shall pay to Allergan (or AMO), in accordance with Article VII, the amount by which the AMO Group Allocable Portion for such Tax Return is greater than (or is less than) the Estimated AMO Group Allocable Portion previously determined with respect to such Tax Return; provided, however, that notwithstanding Section 7.1, any payment made after such 60-day period shall include interest at the Overdue Rate from the last day of such 60-day period. Any disputes between the parties not settled within such 60-day period will be resolved through the Dispute Resolution Procedure in accordance with Section 8.4 hereof.

          Section 3.5 Reimbursement Procedure for AMO Group Allocable Portion of Taxes Shown on Other Tax Returns. Except as otherwise provided in Section 3.4 with respect to Pre-Existing AMO Member Straddle Period Tax Returns, within one hundred twenty (120) days after Allergan files each Tax Return filed pursuant to
Section 2.1(a)(i) or 2.1(a)(ii) hereof, pursuant to which any AMO Member may be liable for any Taxes pursuant to Sections 3.1 or 3.2, Allergan shall notify AMO of the amount of Tax for which AMO is liable pursuant to Sections 3.1 and 3.2 hereof. Any notification contemplated by this Section 3.5 shall include the determination of the AMO Group Allocable Portion for such Tax Return, supporting work papers and an explanation of the basis for indemnification hereunder. Within sixty (60) days of receipt of such notice, AMO shall either (a) notify Allergan of any objections to the determination of the amount of AMO's liability (whereupon the parties shall use their best efforts to resolve any such disagreement) or (b) pay to Allergan the amount requested in the notice in accordance with Article VII; provided, however, that notwithstanding Section 7.1, any payment made after such 60-day period shall include interest at the Overdue Rate from the last day of such 60-day period. Any disputes between the parties not settled within such 60-day period will be resolved through the Dispute Resolution Procedure in accordance with Section 8.4 hereof.

          Section 3.6 Additional Taxes.

               (a) Except as otherwise provided in Article V, Allergan shall pay and be liable for, and shall indemnify AMO for, all additional Taxes that shall become due and payable as a result of a Final Determination with respect to all Taxes attributable to Pre-Closing Taxable Periods or Straddle Periods (other than Taxes for Straddle Periods for either Newly Formed AMO Members or Pre-Existing AMO Members), regardless of whether such additional Tax is part of the AMO Group Allocable Portion of such Taxes.

               (b) Except as otherwise provided in Article V, for additional Taxes that shall become due and payable as a result of a Final Determination with respect to all Taxes attributable to Post-Closing Taxable Periods, Allergan shall pay and be liable for such additional Taxes of the Post-Distribution Allergan Group or any Post-Distribution Member or group of Post-Distribution Members, and AMO shall pay and be liable for such additional Taxes of the AMO Group or any AMO Member or group of AMO Members.

               (c) Except as otherwise provided in Article V, for additional Taxes that shall become due and payable as a result of a Final Determination with respect to all Taxes attributable to Straddle Periods for Newly Formed AMO Members, AMO shall pay and be liable for such additional Taxes.

               (d) Except as otherwise provided in Article V, for additional Taxes that shall become due and payable as a result of a Final Determination with respect to all Taxes attributable to Straddle Periods for Pre-Existing AMO Members, AMO shall pay and be liable for such additional Taxes; provided, however that Allergan shall be liable for, and shall indemnify AMO for, any such additional Taxes attributable to Pre-Closing Straddle Periods.

               (e) For purposes of Section 3.6(d), no later than ten (10) days before AMO is required to pay any additional Taxes that shall become due and payable as a result of a Final Determination with respect to all Taxes attributable to Straddle Periods for Pre-Existing AMO Members, Allergan shall
(i) provide AMO with an estimate of the amount of such additional Taxes attributable to the Pre-Closing Straddle Period (the "Estimated Additional Pre-Closing Straddle Period Portion"), and (ii) pay AMO an amount equal to the Estimated Additional Pre-Closing Straddle Period Portion.

               (f) For purposes of Section 3.6(d), within one hundred twenty
(120) days after AMO pays any additional Taxes that shall become due and payable as a result of a Final Determination with respect to all Taxes attributable to Straddle Periods for Pre-Existing AMO Members (the "Actual Additional Taxes Payable"), Allergan shall allocate the Actual Additional Taxes Payable between Pre- and Post-Closing Straddle Periods in its discretion using any reasonable and equitable method that it determines to be appropriate, and Allergan shall notify AMO of the amount of such Taxes allocable to Pre-Closing Straddle Periods (the "Additional Pre-Closing Straddle Period Portion"). Any notification contemplated by this Section 3.6(f) shall include the basis for the allocation of the Actual Additional Taxes Payable between the Pre- and Post-Closing Straddle Periods and supporting work papers. Within sixty (60) days of receipt of such notice, AMO shall either (i) notify Allergan of any objections to the determination of the Additional Pre-Closing Straddle Period Portion (whereupon the parties shall use their best efforts to resolve any such disagreement) or
(ii) Allergan (or AMO, as the case may be) shall pay to AMO (or Allergan), in accordance with Article VII, the amount by which the Additional Pre-Closing Straddle Period Portion is greater than (or is less than) the Estimated Additional Pre-Closing Straddle Period Portion previously determined; provided, however, that notwithstanding Section 7.1, any payment made after such 60-day period shall include interest at the Overdue Rate from the last day of such 60-day period. Any disputes between the parties not settled within such 60-day period will be resolved through the Dispute Resolution Procedure in accordance with Section 8.4 hereof.

                                   ARTICLE IV.
              REFUNDS, CARRYBACKS, TAX BENEFITS, AND TAX ATTRIBUTES

          Section 4.1 Amendments to Tax Returns. Allergan shall be entitled to amend Tax Returns filed by it pursuant to Section 2.1(a), and AMO shall be entitled to amend Tax Returns filed by it pursuant to Section 2.1(b); provided, however, that, AMO (or Allergan) shall not amend any Tax Return of a Pre-Existing AMO Member (excluding any Tax Return which includes both a Pre-Existing AMO Member and an entity other than a Pre-Existing AMO Member) with respect to issues for which Allergan (or AMO) may be responsible in part for Taxes under Section 3.6, except (a) pursuant to the settlement or other resolution of an Audit subject to Article XI or (b) with Allergan's (or AMO's) written consent (which consent shall not be unreasonably withheld), provided, however, that such consent may be conditioned upon the receipt of appropriate indemnification for any increases in liability for Taxes that may result from the amendment; and, provided, however, that such prohibition shall not extend to the correction of mathematical or material factual errors or other adjustments necessary to conform such Tax Returns to applicable law or to comply with
Section 2.5.

          Section 4.2 Refunds of Taxes. Allergan shall be entitled to any refund of Taxes for which Allergan would be ultimately liable pursuant to a Final Determination of such Taxes under Section 3.6, and AMO shall be entitled to any refund of Taxes for which AMO would be ultimately liable pursuant to a Final Determination of such Taxes under Section 3.6. If Allergan or any Post-Distribution Member (or AMO or any AMO Member, as the case may be) receives a Tax refund to which AMO or any AMO Member (or Allergan or any Post-Distribution Member) is entitled pursuant to this Agreement, Allergan (or
AMO) shall pay (in accordance with Article VII) the amount of such refund (including any interest received thereon) to AMO (or Allergan) within thirty
(30) days after receipt thereof.

          Section 4.3 Carrybacks. AMO shall notify Allergan promptly of the existence of any items of deduction, loss or credit (the "Carrybacks") arising in a Post-Closing Taxable Year that may be carried back to a Pre-Closing Taxable Period or Straddle Period of the Allergan Group or any Pre-Distribution Member if AMO would like to utilize such Carrybacks. AMO may carry such deduction, loss or credit back to a Pre-Closing Taxable Period or Straddle Period, but AMO hereby expressly agrees (on its behalf and on behalf of all AMO Members and successors thereto) that Allergan or any Post-Distribution Member is entitled to and may retain any cash refund or reduction of a Tax liability or any other Tax Benefit obtained by Allergan, any Post-Distribution Member, AMO or any AMO Member as a result of any Carrybacks without compensation to AMO or any AMO Member, unless Allergan, in its sole discretion, agrees to compensate AMO or an AMO Member for the use of such Carrybacks.

          Section 4.4 Carryforwards. If any AMO Members have attributable to them, under applicable federal and state Income Tax law (including, without limitation, Code Section 1502 and the Treasury Regulations promulgated thereunder), any net operating loss carryforwards, investment tax credit carryforwards, alternative minimum tax credit carryforwards or foreign tax credit carryforwards (the "Carryforwards"), the parties hereto agree that the AMO Group and the AMO Members shall be exclusively entitled to use and benefit from the Carryforwards without compensation to the Allergan Group or any Pre-Distribution Member. Allergan hereby agrees to take any action or make any election reasonably required to permit AMO and the AMO Members to utilize the Carryforwards; provided, however, that no such action or election shall be required if it would adversely affect in any way the Income Tax liabilities of the Allergan Group or any Post-Distribution Member for any Taxable Year. The parties also hereby agree that the provisions of this Section
4.4 shall apply with respect to any similar carryforwards available under applicable state, foreign or local Tax law.

          Section 4.5 Determination of Tax Attributes. In a reasonable and equitable manner consistent with applicable law, Allergan shall determine the allocation of all tax attributes of the Pre-Distribution Allergan Group, including, but not limited to, earnings and profits, basis and net operating losses, between the Post-Distribution Allergan Group and the AMO Group. Allergan and AMO agree to file all federal, state, foreign or local Tax Returns in a manner consistent with such allocation except as otherwise required by either changes in applicable law or a Final Determination.

          Section 4.6 Tax Benefits from Exercise of Allergan Stock Options by AMO Employees. After the Closing Date, AMO shall notify Allergan at the end of each quarter of any event occurring during such quarter that gives rise to any deduction in respect of the exercise of an Allergan Stock Option by an individual who is an employee of the AMO Group on the day after the Closing Date. Notwithstanding anything to the contrary in this Agreement, Allergan shall be entitled to, and, within thirty (30) days of providing notice to Allergan in accordance with the preceding sentence, AMO shall pay Allergan an amount equal to the value of, such deduction, less an amount equal to the Employment Taxes payable by AMO on account of such exercise of an Allergan Stock Option; provided, however, that if Allergan determines that, under applicable law, Allergan is entitled to include such deduction on its Tax Returns, Allergan shall notify AMO promptly of such determination, and Allergan (and not AMO) shall be entitled to include such deduction on its Tax Return, in which case,
(a) AMO shall not be required to pay to Allergan an amount equal to the value of such deduction, but (b) AMO shall indemnify Allergan against the loss of such deduction pursuant to a Final Determination (less an amount equal to the Employment Taxes payable by AMO on account of the exercise of such Allergan Stock Option). For purposes of determining AMO's indemnification obligation under this Section 4.6, if any, the value of any deduction shall be determined on an assumed basis by multiplying the amount of any applicable deductions by
(a) 39%, (b) if no state Income Tax Benefit shall result therefrom (determined on a hypothetical basis by using the highest marginal corporate Income Tax rate), 35% (such percentages to increase or decrease on a percentage-for-percentage basis with any subsequent increases or decreases in the current 35% maximum marginal federal Income Tax rate for corporations, and 100% minus the maximum marginal federal Income Tax rate for corporations (e.g., 65%) of any increases or decreases in the maximum marginal state or local Income Tax rate for corporations), or (c) if the Allergan Stock Option is exercised by an AMO Group employee employed in a foreign jurisdiction and if any foreign Income Tax Benefits shall result to AMO therefrom, the overall effective economic rate of Income Tax in the foreign jurisdictions in which the Income Tax Benefits result. For example, if, after the Closing Date, an AMO employee exercises an Allergan Stock Option with respect to which exercise $100 is deductible by AMO (and no foreign Income Tax Benefit results to AMO therefrom), AMO shall make an indemnification payment to Allergan (applying the characterization set forth in Section 7.2) of $39 (less the amount of Employment Taxes payable by AMO on account of the AMO employee's exercise of the Allergan Stock Option).

The parties hereby agree that if there is a change in generally accepted accounting principles related to the issuance or exercise of stock options, Allergan and AMO will negotiate in good faith a reasonable and equitable amendment to this Section 4.6 to compensate for such change.

                                   ARTICLE V.
                           DISTRIBUTION TAX TREATMENT

          Section   5.1 Section 355 Tax Treatment.

               (a) The parties expressly agree for all purposes to treat the Distribution as a tax-free distribution under Code Section 355 in accordance with the IRS Ruling and Ruling Request (the "Section 355 Tax Treatment"). Each party hereto also expressly agrees (i) to comply (and to cause each of its Affiliates to comply) with the representations set forth in the Ruling Request,
(ii) not to take (and to cause each of its Affiliates not to take) any action (except where such action is required by law) that is inconsistent with the treatment of the Distribution and all related transactions in accordance with the Section 355 Tax Treatment, and (iii) to take (and to cause each of its Affiliates to take) any and all actions reasonably available to such party (or Affiliate) to support and defend the Section 355 Tax Treatment.

               (b) Notwithstanding anything to the contrary in Article III, Sections 6.1 or 6.2 herein:

                    (i) If there is a Final Determination that results in the disallowance, in whole or in part, of the Section 355 Tax Treatment (other than Section 355(e) Gain, which is addressed by Section 5.2), and any AMO Member (and no Post-Distribution Member) has breached
          Section 5.1(a) or has taken any action after the Distribution which breach or action results in such disallowance, then AMO shall be liable for, and shall indemnify and hold each Post-Distribution Member harmless for, any Taxes and other Adverse Consequences which would not have occurred but for such disallowance.

                    (ii) If there is a Final Determination that results in the disallowance, in whole or in part, of the Section 355 Tax Treatment (other than Section 355(e) Gain, which is addressed by Section 5.2), and any Post-Distribution Member (and no AMO Member) has breached
          Section 5.1(a) or has taken any action after the Distribution which breach or action results in such disallowance, then Allergan shall be liable for, and shall indemnify and hold each AMO Member harmless for, any Taxes and other Adverse Consequences which would not have occurred but for such disallowance.

                    (iii) If there is a Final Determination that results in the disallowance, in whole or in part, of the Section 355 Tax Treatment, and if one or more Post-Distribution Members and one or more AMO Members have breached Section 5.1(a) or have taken action(s) after the Distribution which breach or action result in such disallowance, then any Taxes and other Adverse Consequences which would not have occurred but for such disallowance shall be allocated between

          Allergan and AMO in accordance with their responsibility for such Taxes and other Adverse Consequences as determined pursuant to the Dispute Resolution Procedure.

          Section   5.2 Section 355(e) Taxes.

               (a) Unless, for each Acquisition described in this Section 5.2(a), the Acquisition Approval Process is first satisfied at AMO's expense, AMO shall not take or allow any action, and shall cause its Affiliates to refrain from taking or allowing any action, which would result in the direct or indirect Acquisition by one or more persons of either:

                    (i) any interest in AMO, regardless of size, either (A) during the six month period following the Closing Date or (B) for which Acquisition there was any agreement, understanding, arrangement or substantial negotiations during the six month period following the Closing Date; or

                    (ii) a fifteen percent (15%) or greater interest in AMO, measured either individually or when cumulated with all prior Acquisitions occurring after the Closing Date, during the two year period following the Closing Date.

               (b) As used herein with reference to any Acquisition, the "Acquisition Approval Process" shall be satisfied if and only if all of the following requirements are satisfied in the order set forth below:

                    (i) AMO notifies Allergan of the proposed Acquisition;

                    (ii) AMO obtains either (A) an opinion of a nationally recognized law firm or a nationally recognized accounting firm (acceptable in either case to Allergan), which opinion may be relied upon by Allergan, that such Acquisition will not be treated as part of a plan or series of transactions with the Distribution within the meaning of Section 355(e); or (B) a ruling from the IRS that such Acquisition will not be treated as part of a plan or series of transactions with the Distribution within the meaning of Section 355(e), provided, however, that no such ruling from the IRS may be sought without the prior approval of Allergan;

                    (iii) AMO submits the opinion or ruling described in Section 5.2(b)(ii) to Allergan for Allergan's review; provided that if AMO submits an opinion to Allergan and Allergan finds the opinion unsatisfactory, Allergan may require AMO to obtain a ruling for Allergan's review prior to Allergan's approval of the proposed Acquisition; and

                    (iv) Allergan provides AMO with written approval of the proposed Acquisition; provided, however, that

                         (A) for any Acquisition described by Section 5.2(a)(i),
               Allergan's approval may be provided or withheld at Allergan's sole discretion; and

                         (B) for any Acquisition described by Section 5.2(a)(ii)
               (and not also described by Section 5.2(a)(i)), Allergan may not unreasonably withhold its approval, and Allergan may withhold its approval only for reasons related to the Section 355 Tax Treatment or AMO's ability to satisfy its indemnification obligations under this Agreement.

               (c) If Section 355(e) of the Code is applicable to the Distribution because the Distribution was part of a plan (or series of related transactions) pursuant to which one or more persons acquired directly or indirectly AMO stock representing a "50-percent or greater interest" within the meaning of Section 355(e), AMO shall pay and be liable for, and shall indemnify Allergan against any liability for, any resulting Taxes (the "Section 355(e) Gain") and other Adverse Consequences regardless of whether the Acquisition Approval Process has been satisfied.

               (d) If Section 355(e) of the Code is applicable to the Distribution because the Distribution was part of a plan (or series of related transactions) pursuant to which one or more persons acquired directly or indirectly Allergan stock representing a "50-percent or greater interest" within the meaning of Section 355(e), Allergan shall pay and be liable for, and shall indemnify AMO against any liability for, the Section 355(e) Gain and other Adverse Consequences.

                                   ARTICLE VI.
                                INDEMNIFICATION.

          Section   6.1 By Allergan.

               (a) Taxes. Subject to Article V, Allergan shall indemnify and hold AMO and each AMO Member harmless (on an After-Tax Basis) against any and all Taxes for which Allergan is ultimately liable pursuant to Article III, taking into account any reimbursement obligations described therein.

               (b) Member Liability. Subject to Section 6.2 and Article V, Allergan shall indemnify and hold AMO and each AMO Member harmless (on an After-Tax Basis) against each and every liability for Taxes of the Allergan Group asserted by any Taxing Authority under Treasury Regulation Section 1.1502-6, or any similar law, rule or regulation to the extent applicable to any state, foreign or local Tax matters that are filed on a consolidated, combined, unitary or similar basis.

          Section 6.2 By AMO. Subject to Article V, AMO shall indemnify and hold the Allergan Group and each Post-Distribution Member harmless (on an After-Tax Basis) against the Taxes for which AMO is ultimately liable pursuant to Article III, taking into account any reimbursement obligations described therein.

          Section 6.3 Procedure for Indemnification. (a) Except as otherwise provided in Sections 3.4, 3.5 or 3.6, AMO (or Allergan, as the case may be) shall notify Allergan (or AMO) of any Taxes paid by the AMO Group or any AMO Member (or the Allergan Group or any Post-Distribution Member) which are subject to indemnification under this Article VI. Any notification contemplated by this Section 6.3 shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre- and Post-Closing Taxable Periods and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever a notification described in this Section 6.3 is given, the notified party shall pay the amount requested in such notice to the notifying party in accordance with Article VII, but only to the extent that the notified party agrees with such request. To the extent the notified party disagrees with such request, it shall, within thirty (30) days of receipt of such notice, so notify the notifying party, whereupon the parties shall use their best efforts to resolve any such disagreement. To the extent not otherwise provided for in this Article VI or in Article VII, any payment made after such 30-day period shall include interest at the Overdue Rate from the date of receipt of original notice of such payment. Any disputes between the parties not settled within such 30-day period will be resolved through the Dispute Resolution Procedure in accordance with Section 8.4 hereof.

          Section 6.4 Indemnification Threshold. No Tax liability of $250,000 (the "Indemnification Threshold") or less in the aggregate shall in any event be indemnified under this Agreement; and provided, however, that after the Indemnification Threshold is met by either AMO or Allergan, all indemnification payments owed pursuant to this Agreement shall be paid relating back to the first dollar without regard to any Indemnification Threshold.

          Section 6.5 Loss of Tax Benefits. Appropriate payments shall be made between the parties to take account of a Final Determination which results in a loss of, or change in any Tax Benefit that has been taken into account for purposes of determining the After-Tax Basis of any indemnification payment.

                                  ARTICLE VII.
      METHOD, TIMING AND CHARACTER OF PAYMENTS REQUIRED BY THIS AGREEMENT.

          Section 7.1 Payment in Immediately Available Funds; Interest; Method. All payments made pursuant to this Agreement shall be made in immediately available funds. Except as otherwise provided herein, any payment not made within thirty (30) days of receipt of notice of such payment (or, in the case where no notice of payment is required, within thirty (30) days of the date on which such payment first becomes due and payable) shall thereafter bear interest at the Overdue Rate from the date of receipt of notice of such payment (or the date on which such payment first becomes due and payable, as the case may be). All indemnification payments made pursuant this Agreement shall be made by and between Allergan (and not any other Post-Distribution Member) and AMO (and not any other AMO Member).

          Section 7.2 Characterization of Payments. Any payment (other than interest thereon) made hereunder by Allergan to AMO or by AMO to Allergan shall be treated by all parties for all purposes to the extent permitted by law as a non-taxable dividend distribution or capital contribution made prior to the close of business on the Closing Date, except to the extent that Allergan and AMO treat a payment as the settlement of an intercompany liability. If, pursuant to a Final Determination or as mutually agreed by Allergan and AMO, it is determined that the receipt or accrual of any payment under this Agreement (other than interest thereon) is, itself, subject to, or will result in the payment by the recipient of, any Tax (including, but not limited to, Taxes resulting from the creation of an excess loss account or from the loss of Tax Benefits), the party making such payment shall be required to pay an additional amount to cover the additional Tax (on an After-Tax Basis), together with interest at the Overdue Rate from the date the Tax accrues through the date of payment of the additional amount. For example, if AMO and Allergan agree that an indemnification payment of $100 made hereunder by AMO to Allergan is fully taxable to Allergan but not deductible to AMO, AMO shall pay Allergan an amount equal to $100 plus the amount of Tax that Allergan will pay as a result having received the payment (assuming that the payment of additional Tax does not result in a Tax Benefit, which would reduce the total payment calculated on an After-Tax Basis).

                                  ARTICLE VIII.
           COOPERATION; DOCUMENT RETENTION; CONFIDENTIALITY; DISPUTES.

          Section 8.1 Provision of Cooperation, Documents and Other Information. Upon reasonable request by a requesting party, Allergan and AMO shall promptly provide (and shall cause their respective Affiliates to provide) such requesting party with such cooperation and assistance, documents, and other information, without charge, as may be necessary or reasonably helpful in connection with (a) the preparation and filing of any original or amended Tax Return, (b) the conduct of any Audit involving to any extent Taxes or Tax Returns within the scope of this Agreement, or (c) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party. Such cooperation and assistance shall include, without limitation: (i) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return; (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by the Allergan Group, a Pre-Distribution Member, a Post-Distribution Member, the AMO Group or an AMO Member, or in connection with any Audit of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations with respect to Tax Returns which Allergan may be obligated to file on behalf of AMO Members pursuant to Section 2.1; (iii) the prompt and timely filing of appropriate claims for refund; and (iv) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

          Section 8.2 Retention of Books and Records. Allergan, each Post-Distribution Member, AMO and each AMO Member shall retain or cause to be retained all Tax Returns, and all books, records, schedules, work papers, and other documents relating thereto, until the expiration of the later of (a) seven
(7) years from the close of the applicable Taxable Year, (b) all applicable statutes of limitations (including any waivers or extensions thereof), (c) the completion of any audits with respect to the applicable Taxable Year, and (d) any retention period required by law (e.g., depreciation or inventory records) or pursuant to any record retention agreement. The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations. The parties hereto shall provide at least thirty (30) days prior written notice of any intended destruction of the documents referred to in this Section 8.3. A party giving such a notification shall not dispose of any of the foregoing materials without first obtaining the written approval (which may not be unreasonably withheld) of the notified party and, in lieu of destruction or disposition, the notified party shall be permitted to take possession, at its sole cost, of the foregoing materials which affect (or potentially affect) its liability for Tax.

          Section 8.3 Confidentiality of Documents and Information. Except as required by law or with the prior written consent of the other party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein which are within the scope of this Agreement shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other person or entity and shall be used only for the purposes provided herein.

          Section 8.4 Disputes. If Allergan and AMO are unable to agree on any calculation, numerical value, procedure or payment set forth in or required by this Agreement, including, but not limited to, any dispute under Sections 3.4(b), 3.5, 3.6(f) or 6.3, such item shall be determined pursuant to the Dispute Resolution Procedure.

                                   ARTICLE IX.
                                     AUDITS.

          Section 9.1 Status and Other Information Regarding Audits and Disputes. Upon the receipt by Allergan or any Post-Distribution Member (or AMO or any AMO Member, as the case may be) of notice of, or relating to, an Audit which asserts, proposes or recommends a deficiency, claim or adjustment (including the receipt of a IRS Form 5701 or comparable form from any other Taxing Authority) that, if sustained, would affect the liability for Taxes which are subject to indemnification by AMO (or Allergan) under this Agreement, Allergan (or AMO) shall promptly notify AMO (or Allergan) in writing of the receipt of such notice. Allergan (or AMO) shall use reasonable best efforts to keep AMO (or Allergan) advised as to the status of Audits pertaining to Taxes subject to indemnification by AMO (or Allergan) under this Agreement. To the extent relating to any such issue, Allergan (or AMO) shall promptly furnish AMO (or Allergan) with copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any revenue agent's report or similar report, notice of proposed adjustment or notice of deficiency.

          Section   9.2 Control and Settlement.

               (a) Pre-Closing Taxable Periods. Allergan shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any Pre-Closing Taxable Period, and to employ counsel of its choice at its expense.

               (b) Straddle Periods.

                    (i) Allergan shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part to any Straddle Period (other than Tax Returns for a Straddle Period of a Newly Formed AMO Member which Tax Returns do not also include an entity other than a Newly Formed AMO Member), and to employ counsel of its choice at its expense; provided, however, that, with respect to such issues for which AMO may be responsible in part for Taxes under Section 3.6 and Article V, Allergan shall in good faith (A) afford AMO full opportunity to observe at any such proceedings and to review any submissions related to such issues, (B) consult with AMO regarding its comments with respect to such proceedings and submissions in an effort to resolve any differences with respect to Allergan's positions with regard to such issues, (C) in good faith consider AMO's recommendations for alternative positions with respect to such issues, (D) advise AMO of the reasons for rejecting any such alternative position, and (E) provide AMO with final copies of such submissions. In the event of any disagreement regarding the proceedings, Allergan shall have the ultimate control of the Audit and any settlement or other resolution thereof.

                    (ii) AMO shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part to any Straddle Period for any Newly Formed AMO Members, and to employ counsel of its choice at its expense; provided, however, that AMO shall in good faith (A) afford Allergan full opportunity to observe at any such proceedings and to review any submissions related thereto and (B) not agree to settle any such proceeding in a manner that could reasonably be expected to have a material and adverse effect on (x) any indemnification obligation of Allergan hereunder or (y) any Tax liability of the Allergan Group or any Post-Distribution Member for any Taxable Period, without the prior written consent of Allergan, which consent shall not be unreasonably withheld.

               (c) Post-Closing Taxable Periods.

                    (i) Allergan shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating solely to any Post-Closing Taxable Period of the Post-Distribution Allergan Group or any Post-Distribution Member, and to employ counsel of its choice at its expense.

                    (ii) AMO shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating solely to any Post-Closing Taxable Period of the AMO Group or any AMO Member, and to employ counsel of its choice at its expense; provided, however, that for any Audit of Tax Returns for Taxable Years ending on or before December 31, 2004, AMO shall in good faith (A) afford Allergan full opportunity to observe at any such proceedings and to review any submissions related thereto and (B) not agree to settle any such proceeding in a manner that could reasonably be expected to have a material and adverse effect on (x) any indemnification obligation of Allergan hereunder or (y) any Tax liability of the Allergan Group or any Post-Distribution Member for any Taxable Period, without the prior written consent of Allergan, which consent shall not be unreasonably withheld.

                                   ARTICLE X.
                                 MISCELLANEOUS.

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

          Section 10.1 Effectiveness. This Agreement shall be effective from and after the Closing Date and shall survive until the expiration of any applicable statute of limitations.

          Section 10.2 Entire Agreement. This Agreement and the Distribution Agreement, together with all documents and instruments referred to herein and therein constitute the entire agreement and supersede and terminate all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          Section 10.3 Guarantees of Performance. Allergan and AMO hereby guarantee the complete and prompt performance by the members of their respective Affiliated Groups of all of their obligations and undertakings pursuant to this Agreement. If after the Closing Date either Allergan or AMO shall be acquired by another entity such that 50% or more of its common stock is in common control by the acquirer, such acquirer shall, by making such acquisition, simultaneously agree to jointly and severally guarantee the complete and prompt performance by the acquired corporation and any Affiliate of the acquired corporation of all of their obligations and undertakings pursuant to this Agreement.

          Section 10.4 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

          Section 10.5 Indulgences, etc. Neither the failure nor any delay on the part of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

          Section 10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of laws.

          Section 10.7 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be made in the manner provided in Section 12.09 of the Distribution Agreement.

          Section 10.8 Amendments. This Agreement may be amended at any time only by written agreement executed and delivered by duly authorized officers of AMO and Allergan.

          Section 10.9 Assignments. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 10.10 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Article", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

          Section 10.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 10.12 Predecessors and Successors. To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation, Affiliated Group or member of an Affiliated Group shall also include any predecessors or successors thereto, by operation of law or otherwise.

          Section 10.13 Tax Elections. Nothing in this Agreement is intended to change or otherwise affect any previous tax election made by or on behalf of the Allergan Group. Allergan, as common parent of the Allergan Group, shall continue to have sole discretion to make any and all elections with respect to all members of the Allergan Group for all Taxable Periods for which it is obligated to file Tax Returns under Section 2.1(a). AMO, as common parent of the AMO Group, shall have sole discretion to make any and all elections with respect to all members of the AMO Group for all Taxable Periods for which it is obligated to file Tax Returns under Section 2.1(b).

          Section 10.14 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

          Section 10.15 Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

          Section 10.16 Governing Provisions for Certain Foreign Taxes. To the extent that an Implementation Agreement for a particular foreign jurisdiction explicitly addresses the allocation and liability of VAT, sales and similar Taxes, and as a consequence the Implementation Agreement conflicts with certain provisions of this Agreement, then, to such extent, the provisions of the Implementation Agreement shall govern.

          Section 10.17 Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

          Section 10.18 Expenses. Except as specifically provided in this Agreement or in a Related Agreement, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

          Section 10.19 Rules of Construction. Any ambiguities shall be resolved without regard to which party drafted the Agreement.

                           [Signature Page To Follow]

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

          IN WITNESS WHEREOF, Allergan and AMO have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                    ALLERGAN, INC.,
                                    a Delaware corporation


                                    By:   /s/ David E. I. Pyott
                                       -----------------------------------------
                                    Name: David E. I. Pyott
                                    Title: Chairman of the Board, President and
                                              Chief Executive Officer


                                    ADVANCED MEDICAL OPTICS, INC.,
                                    a Delaware corporation


                                    By:   /s/ James V. Mazzo
                                       -----------------------------------------
                                    Name: James V. Mazzo
                                    Title: President and Chief Executive Officer

                                      S-1